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                                                                     Exhibit 4.5

                 AMENDED AND RESTATED EMPLOYEE-SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED EMPLOYEE-SHAREHOLDERS AGREEMENT, dated as of November 1, 1995 (the "Agreement"), among Amerin Corporation, a Delaware corporation (the "Company"), and each Employee Grantee (as defined below) supersedes and replaces in its entirety the EMPLOYEE-SHAREHOLDERS AGREEMENT dated as of August 26, 1992 (the "Prior Agreement") among USMIC Corporation, a Delaware corporation and each Employee Grantee as defined in the Prior Agreement.


                                 W I T N E S S E T H:

WHEREAS, the Company has previously entered into a Shareholders Agreement dated as of August 26, 1992 (the "Shareholders Agreement") with Gerald L. Friedman, Stuart M. Brafman and the Investors set forth on the signature pages thereof; and

WHEREAS, in connection with the initial public offering of the common stock of the Company (the "IPO"), the Shareholders Agreement has been superseded in its entirety by the Amended and Restated Shareholders Agreement, dated as of November 2, 1995 (the "Amended Shareholders Agreement") among the Company, Gerald L. Friedman, Stuart M. Brafman and the Investors set forth on the signature pages thereof; and

WHEREAS, this Company and the parties hereto wish to amend and restate the Prior Agreement in connection with the IPO; and

WHEREAS, the Company has granted and may from time to time pursuant to its 1992 Long-Term Stock Incentive Plan (the "1992 Plan") grant to certain employees of Amerin Guaranty Corporation ("Amerin Guaranty") shares of, or options to purchase, Common Stock, par value $.01 per share, of the Company; and

WHEREAS, each grant under the 1992 Plan shall require that the grantee enter into an Award Agreement pursuant to which such grantee agrees to become a party to this Employee-Shareholders Agreement as an Employee Grantee unless such grantee is a party to the Amended Shareholders Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

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                                      ARTICLE I

                                     DEFINITIONS

1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

    "Award Agreement" means, with respect to any Employee Grantee, the Amerin Corporation Equity Award Agreement entered into pursuant to the 1992 Plan between the Company and such Employee Grantee.

    "Board of Directors" means the Board of Directors of the Company.

    "Common Equity" means Common Stock and Nonvoting Common Stock, par value $.01 per share, of the Company.

    "Common Stock" means Common Stock, par value $.01 per share, of the Company

    "Employee Grantee" means any person who has entered into an Award Agreement with the Company, pursuant to which such person has agreed to be bound by the provisions of this Agreement.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Shareholder" means each Person bound by the Amended Shareholders
    Agreement.

    "Shares" means all shares of Common Equity held by the Employee Grantees.


                                      ARTICLE II

                                   VOTING OF SHARES

2.1  VOTING OF SHARES.  For so long as any Shareholder is entitled pursuant to
Section 2.1 of the Shareholders Agreement to designate any member of the Board of Directors, each Employee Grantee shall vote its Shares as directed by the Company with respect to the election or removal of any director so designated.

2.2 TRANSFER RESTRICTIONS. Each Employee Grantee who during the Restriction Period (as defined below), has a title of Senior Vice President of the Company or higher (or any equivalent or successor title) agrees that he or she will not during the period beginning on the date of the prospectus delivered in connection with the Company's initial public offering and ending 180 days thereafter (the "Restriction Period"), (1) offer, pledge, sell, contract to sell, sell any option or contract to


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purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the Employee Grantee or are hereafter acquired), or
(2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, in the event such Employee Grantee's employment is terminated by the Company during the Restriction Period, the restrictions of clause (1) and (2) above shall no longer apply.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                                 OF EMPLOYEE GRANTEES

Each Employee Grantee represents and warrants on behalf of himself to the Company as follows:

3.1 AUTHORIZATION. Each Employee Grantee has full power and authority to enter into this Agreement and the Award Agreement and to carry out his obligations hereunder and thereunder. Each of this Agreement and the Award Agreement has been duly executed and delivered by each Employee Grantee and constitutes a valid and binding obligation of such Employee Grantee.

3.2 NO CONFLICT; NO APPROVALS REQUIRED. The execution, delivery and performance of this Agreement and the Award Agreement by such Employee Grantee and the consummation by such Employee Grantee of the transactions contemplated hereby and thereby, will not conflict with or violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, consent, approval or filing under, any provision of any order, judgment, decree, law, statute, ordinance or regulations applicable to each Employee Grantee or result in the imposition of any restriction on the Company or Amerin Guaranty or any affiliate of either of them that would interfere with the conduct of their business as proposed to be conducted. Such Employee Grantee is not subject to any contract or other instrument or agreement, order, judgment, decree, law, statue, ordinance or regulation or any other restriction of any kind or character that would prevent such Employee Grantee from entering into this Agreement or from consummating the transactions contemplated hereby in accordance with the terms hereof.


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                                      ARTICLE IV

                                    MISCELLANEOUS

4.1 ENTIRE AGREEMENT. This Agreement and the Award Agreement constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties and hereto with respect to the subject matter hereof.

4.2 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.3 ASSIGNABILITY. This Agreement shall not be assignable by any party hereto, except that any Person acquiring Common Stock who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Company an agreement to be bound by this Agreement and shall thenceforth be an "Employee Grantee", and any Employee Grantee who ceases to hold any Shares shall cease to be bound by the terms hereof.

4.4 AMENDMENT; WAIVER; TERMINATION. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with the approval of the Board of Directors and Employee Grantees holding at least a majority of the Shares; provided that any amendment or modification that would not impair the rights of an Employee Grantee hereunder, may be made without such person's consent. In such case only the Company, with the approval of its Board of Directors, shall be required to execute such amendment or modification.

4.5 NOTICES. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by telecopy (with confirmation in writing), delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), if to the Company at the telecopy number or address set forth below its name on the signature pages hereof, and if to an Employee Grantee at such address and telecopy number provided to the Company by such Employee Grantee, or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made upon receipt.


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4.6  HEADINGS.  The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

4.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

4.8 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.




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IN WITNESS WHEREOF, Amerin Corporation has executed and delivered this Agreement as of the date first above written.


                                            AMERIN CORPORATION


                                            By:  /s/ Stuart M. Brafman
                                                 --------------------------
                                                 President
                                                 200 East Randolph Drive
                                                 49th Floor
                                                 Chicago, IL 60601-7125
                                                 Attention: General Counsel
                                                 Telecopier: (312) 540-0564